Exhibit 10.1
CERTAIN CONFIDENTIAL INFORMATION IDENTIFIED IN THIS DOCUMENT, MARKED BY [**], HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.
EXECUTION VERSION
COMMERCIAL SUPPLY AGREEMENT
(Viloxazine)
    This Commercial Supply Agreement is made as of this 12th day of May, 2021 (the “Effective Date”), by and between Supernus Pharmaceuticals, Inc., a Delaware corporation, with a place of business at 9715 Key West Avenue, Rockville, MD 20850 (“Supernus”), and Catalent Pharma Solutions, LLC, a Delaware limited liability company, having a place of business at 14 Schoolhouse Road, Somerset, NJ 08873 (“Catalent”).
RECITALS
A.Supernus develops, markets and sells pharmaceutical products; Supernus has developed the patented viloxazine extended release capsules (QELBREE) formulation. This has been scaled up to commercial scale at the [**] facilities via technology transfer from Supernus.
B.Catalent is a leading provider of advanced technologies, and development, manufacturing and packaging services, for pharmaceutical, biotechnology and consumer healthcare companies.
C.Supernus desires to have Catalent provide the services set forth in this Agreement (as defined below) in connection with Supernus’ Product (as defined below), and Catalent desires to provide such services, all pursuant to the terms and conditions in this Agreement.
    THEREFORE, in consideration of the circumstances described above and the mutual covenants, terms and conditions set forth below, the parties agree as follows:
ARTICLE 1
DEFINITIONS
    The following terms have the following meanings in this Agreement:
1.1“Acknowledgement” has the meaning set forth in Section 4.3(B).
1.2“Affiliate(s)” means, with respect to Supernus or any third party, any corporation, firm, partnership or other entity that controls, is controlled by or is under common control with such entity; and with respect to Catalent, Catalent Pharrna Solutions, Inc. and any corporation, firm, partnership or other entity controlled by Catalent, Inc. For the purposes of this definition, “control” means the ownership of at least 50% of the voting share capital of an entity or any other comparable equity or ownership interest.
1.3“Agreement” has the meaning set forth in the introductory paragraph and includes all Attachments and other appendices (all of which are incorporated herein by reference) and any amendments to any of the foregoing made as provided herein or therein.
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1.4“API” means the compound Viloxazine HCI, as further described in the Specifications.
1.5“Applicable Laws” means, with respect to Supernus, all laws, ordinances, rules and regulations, currently in effect or enacted or promulgated during the Term, and as amended from time to time, of each jurisdiction in which API or Product is produced, marketed, distributed, used or sold; and with respect to Catalent, all laws, ordinances, rules and regulations, currently in effect or enacted or promulgated during the Term, and as amended from time to time, of the jurisdiction in which Catalent Processes Product, including cGMP.
1.6“Batch” means a defined quantity of Product that has been or is being Processed in accordance with the Specifications.
1.7“Catalent” has the meaning set forth in the introductory paragraph, or any successor or permitted assign.
1.8“Catalent Defective Processing” has the meaning set forth in Section 5.2.
1.9“Catalent Indemnitees” has the meaning set forth in Section 13.2.
1.10“Catalent IP” has the meaning set forth in Article 11.
1.11“Catalent Inventions” has the meaning set forth in Article 11.
1.12“cGMP” means current Good Manufacturing Practices promulgated by the Regulatory Authorities in the jurisdictions included in Applicable Laws (as applicable to Supernus and Catalent respectively). In the United States, this includes 21 C.F.R. Parts 210 and 211, as amended; and in the European Union, this includes 2003/94/EEC Directive (as supplemented by Volume 4 of EudraLex published by the European Commission), as amended, if and as implemented in the relevant constituent country.
1.13“Commencement Date” means the first date upon which a [**].
1.14“Confidential Information” has the meaning set forth in Section 10.1.
1.15“Contract Year” means, (i) for the first Contract Year, the period [**] and (ii) [**].
1.16“Defective Product” has the meaning set forth in Section 5.2.
1.17“Discloser” has the meaning set forth in Section 10.1.
1.18“Effective Date” has the meaning set forth in the introductory paragraph.
1.19“Exception Notice” has the meaning set forth in Section 5.2.
1.20“Facility” means Catalent’s facility located in [**], U.S.A. or such other facility as agreed by the parties in writing.
1.21“Firm Commitment” has the meaning set forth in Section 4.1.
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1.22“Intellectual Property” means all intellectual Property (whether or not patented or patentable), including without limitation, patents, patent applications, know-how, trade secrets, copyrights, trademarks, designs, concepts, technical information, manuals, standard operating procedures, instructions, specifications, processes and data.
1.23“Invention” has the meaning set forth in Article 11.
1.24“Losses” has the meaning set forth in Section 13.1.
1.25“Major Regulatory Authority” means each of the following Regulatory Authorities: FDA (for the USA); Medicines and Healthcare products Regulatory Agency (for the UK); and European Medicines Agency (for the EU).
1.26“Process” or “Processing” means the compounding, filling or tableting, encapsulating, producing and bulk packaging (but not secondary or retail packaging) of Supernus-supplied Materials and Raw Materials into Product by Catalent, in accordance with the Specifications and under the terms of this Agreement.
1.27“Processing Date” means the day on which the first step of physical Processing is scheduled to occur, as identified in an Acknowledgement or as otherwise communicated to Supernus.
1.28“Product” means the bulk pharmaceutical product containing the API, as more specifically described in the Specifications. This is QELBREE (Viloxazine HCI) extended-release capsules.
1.29“Product Maintenance Services” has the meaning set forth in Section 2.3.
1.30“Purchase Order” has the meaning set forth in Section 4.3(A).
1.31“Quality Agreement” has the meaning set forth in Section 9.6.
1.32“Raw Materials” means all raw materials, supplies, components and packaging necessary to Process and ship Product in accordance with the Specifications, but excluding Supernus-supplied Materials.
1.33“Recall” has the meaning set forth in Section 9.5.
1.34“Recipient” has the meaning set forth in Section 10.1.
1.35“Regulatory Approval” means each approval, permit, product and/or establishment license, registration or authorization, including each approval pursuant to U.S. Investigational New Drug Applications, New Drug Applications and Abbreviated New Drug Applications (or equivalent non-U.S. filings, such as European marketing authorization applications), as applicable, of a Regulatory Authority that is necessary or advisable in connection with the development, manufacture, testing, use, storage, exportation, importation, transport, promotion, marketing, distribution or sale of API or Product in the Territory.
1.36“Regulatory Authority” means an international, federal, state or local governmental or regulatory body, agency, department, bureau, court or other entity in the Territory that is responsible for (A) the regulation (including pricing) of any aspect of pharmaceutical or medicinal products intended for human use or (B) health, safety or environmental matters generally. In the United States, this includes the United States Food and Drug Administration; and in the European Union, this includes the European Medicines Agency.
1.37“Representatives” of an entity mean such entity’s duly authorized officers, directors, employees, agents, accountants, attorneys or other professional advisors.
1.38“Review Period” has the meaning set forth in Section 5.2.
1.39“Rolling Forecast” has the meaning set forth in Section 4.2.
1.40“Specifications” means the testing procedures, requirements, and standards as set forth in Attachment B, as modified from time to time in accordance with Article 8.
1.41“Supernus” has the meaning set forth in the introductory paragraph, or any successor or permitted assign.
1.42“Supernus Indemnitees” has the meaning set forth in Section 13.1.
1.43“Supernus Inventions” has the meaning set forth in Article 11.
1.44“Supernus IP” has the meaning set forth in Article 11.
1.45“Supernus-supplied Materials” means any materials, including API to be supplied by or on behalf of Supernus to Catalent for use in the Processing as described in the applicable Product Appendix.
1.46“Term” has the meaning set forth in Section 16.1.
1.47“Territory” means worldwide, except shall not include countries that are targeted by the comprehensive sanctions, restrictions or embargoes administered by the United Nations, European Union, United Kingdom, or the United States. Catalent shall not be obliged to Process Products for sale in any of such countries if it is prevented from doing so, or would be required to obtain or apply for special permission to do so, due to any restrictions (such as embargoes) imposed on it by any governmental authorities, including without limitation, those imposed by the U.S. Office of Foreign Asset Control.
1.48“Unit” has the meaning set forth on Attachment C.
1.49“Unit Pricing” has the meaning set forth in Section 7.1(B)
1.50“Validation Services” has the meaning set forth in Section 2.1.
1.51“Vendor” has the meaning set forth in Section 3.2(B).
ARTICLE 2
VALIDATION AND OTHER SERVICES; AFFILIATES: STEERING COMMITTEE
2.1Validation Services. Catalent shall perform the Product qualification, validation and stability services, if any, described in Attachment A (the “Validation Services”).

2.2Supply of Product. Catalent shall Process Product in accordance with the Specifications, Applicable Laws and the terms and conditions of this Agreement.
2.3Product Maintenance Services. Catalent shall provide and Supernus will receive the following product maintenance services (the “Product Maintenance Services”): one annual audit (as further described in Section 9.4); FDA audits (as further described in Section 9.3); one annual Product review (within the meaning of 21 CFR § 211.180); access to document library over and above the Quality Agreement, including additional copies of Batch paperwork or other Batch documentation; assistance in preparing Regulatory Approvals; Product document and sample storage relating to cGMP requirements; vendor re-qualification; and maintenance, updates and storage of master Batch records and audit reports. For avoidance of doubt, the following services and items are not included in Product Maintenance Services: technology transfer; analytical work; stability; and process rework.
2.4Other Services. Catalent shall provide other Product-related services, other than Validation Services, Processing or Product Maintenance Services, as or agreed in writing by the parties from time to time. Such writing shall include the scope and fees for any such services and be appended to this Agreement. The terms and conditions of this Agreement shall govern and apply to such services.
2.7Steering Committee. Supernus and Catalent shall within thirty (30) days of the Effective Date of this Agreement, nominate representatives from their respective employees, consultants or Affiliates to a steering committee (“Steering Committee”) established with general oversight responsibility for the management of certain aspects of manufacturing, packaging and quality. In particular the Steering Committee shall:
i.Oversee the timing and implementation of relevant phases of manufacture as it pertains to Supernus’ Product;
ii.Monitor arrangements for the procurement of Supernus-supplied Materials;
iii.Review and coordinate the operation of this Agreement and the Quality Agreement and progress and resolve any operational issues. This will include volume forecasts and delivery dates, lead times for Long Lead Time Materials as set forth in Attachment D, supply plans, technical and pricing issues, and agreed upon performance measures including on time in full deliveries, on time in full payments and quality standards; and
iv.Discuss proposed changes to any manufacturing, processing or other component of the Process, including without limitation, the installation of new or upgraded equipment used in the Process, from that utilized on the Effective Date, that will conflict with the Specifications related to this Agreement or with any Applicable Laws.

Supernus and Catalent shall appoint as members of the Steering Committee a reasonable number of suitably qualified and experienced representatives of each of the parties and shall each designate one member appointed by it to be the principal contact in relation to the day to day management of the administration of this Agreement. Each party may appoint no more than four (4) persons to the Steering Committee.
The Steering Committee shall meet at regular intervals on such dates and such locations as may be agreed upon by the parties, by video or teleconference or in person. In particular, the Steering Committee shall strive to meet at least once per quarter but in any event shall meet no less than three (3) times per year.

The Steering Committee may also meet upon ten (10) days of written request therefore by either party should circumstances necessitate such a meeting.
The members of the Steering Committee shall endeavor to decide matters that come before it on a unanimous basis. In the event that a unanimous decision cannot be reached on any material matter, the matter at issue shall be referred to the senior operations executive of each party as designated and who together shall review and determine agreement and communicate their decision to the Steering Committee. The Steering Committee shall not have the right to amend this Agreement.
ARTICLE 3
MATERIALS
3.1Supernus-supplied Materials.
A.Supernus shall supply to Catalent for Processing, at Supernus’ cost, Supernus-supplied Materials in quantities sufficient to meet Supernus’ requirements for Product. Supernus shall deliver such items and associated certificates of analysis to the Facility no later than [**] (but not earlier than [**]) before the Processing Date. Supernus and Catalent will collaborate to accommodate mutually agreed upon production scheduling accommodations in the event of API delivery delays or other needs. Supernus shall be responsible at its expense for securing any necessary DEA, export, import or other governmental clearance, permit or certification required in respect of such supply. Catalent shall use Supernus-supplied Materials solely for Processing Supernus’ Product. Prior to delivery of any Supernus-supplied Materials, Supernus shall provide to Catalent a copy of all associated material safety data sheets, safe handling instructions and health and environmental information and any governmental certification or authorization that may be required under Applicable Laws relating to the API and Product, and thereafter shall provide promptly any update thereto.
B.Subject to confirmed dock appointment with Catalent [**] prior to delivery of API and meeting provisions of Section 3.1(A), API will be put into inventory within [**] of receipt, and temperature data will be provided to Supernus by the end of the following business day. Catalent shall inspect all Supernus-supplied Materials received to verify their identity. Unless otherwise expressly required by the Specifications, Catalent shall have no obligation to test Supernus-supplied Materials it receives to confirm that they meet the associated specifications, certificate of analysis or otherwise; but in the event that Catalent detects a nonconformity with the Specifications, Catalent shall give Supernus prompt notice of such nonconformity. Catalent shall not be liable for any defect in Supernus-supplied Materials, or in Product as a result of defective Supernus-supplied Materials, unless Catalent did not perform the foregoing obligations in accordance with the Specifications. Catalent shall follow Supernus’ reasonable written instructions in respect of return or disposal of defective Supernus-supplied Materials, at Supernus’ cost.
C.Supernus shall retain title to Supernus-supplied Materials at all times and shall bear the risk of loss of any such Supernus-supplied Materials. Supernus shall obtain and maintain insurance for such items while at the Facility and in transit to and from any Facility in accordance with Article 15.
3.2Raw Materials.
A.Catalent shall be responsible for procuring, inspecting and releasing adequate Raw Materials as necessary to meet the Firm Commitment, unless otherwise agreed by the parties in writing. Catalent shall not be liable for any delay in delivery of Product if (i) Catalent is unable to obtain,
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in a timely manner, a particular Raw Material necessary for Processing and (ii) Catalent placed orders for such Raw Materials promptly following receipt of Supernus’ Firm Commitment. In the event that any Raw Material becomes subject to purchase lead time beyond the Firm Commitment time frame, the parties will negotiate in good faith an appropriate amendment to this Agreement, including to Section 4.2.
B.If Supernus requires a specific supplier, manufacturer or vendor (“Vendor”) to be used for Raw Material, then (i) such Vendor will be identified in the Specifications and (ii) the Raw Materials from such Vendor shall be deemed Supernus-supplied Materials for purposes of the other Sections of this Agreement. If the cost of the Raw Material from any such Vendor is [**] Catalent’s costs for the same raw material of equal quality from other vendors, Catalent shall [**] between Catalent’s cost of the Raw Material and the Vendor’s cost of the Raw Material to the Unit Pricing. Supernus will be responsible for all costs associated with qualification of any such Vendor that has not been previously qualified by Catalent.
C.In the event of (i) a Specification change for any reason, (ii) obsolescence of any Raw Material or (iii) termination or expiration of this Agreement, Supernus shall bear the cost of any Raw Materials (including packaging) unusable for Processing or Product and unused by Catalent for another customer, so long as Catalent purchased such Raw Materials in quantities consistent with Supernus’ most recent Firm Commitment and the vendor’s minimum purchase obligations.
3.3Artwork and Labeling. Supernus shall provide or approve, prior to the procurement of applicable Raw Material, all artwork, advertising and labeling information necessary for Processing, if any. Such artwork, advertising and labeling information is and shall remain the exclusive property of Supernus, and Supernus shall be solely responsible for the content thereof. Such artwork, advertising and labeling information or any reproduction thereof may not be used by Catalent in any manner other than performing its obligations hereunder without Supernus’ written consent.
ARTICLE 4
PURCHASE ORDERS & FORECAST
4.1Reserved.
4.2Forecast. On or before the [**] of each calendar month, beginning at least [**] prior to the anticipated Commencement Date, Supernus shall furnish to Catalent a written [**] rolling forecast of the quantities of Product that Supernus intends to order from Catalent during such [**] period (the “Rolling Forecast”). The first [**] of each Rolling Forecast shall constitute a binding order for the quantities of Product specified in such Rolling Forecast (the “Firm Commitment”) and the following [**] of the Rolling Forecast shall be non-binding, good-faith estimates.
4.3Purchase Orders.
A.From time to time as provided in this Section 4.3(A), Supernus shall submit to Catalent a binding, non-cancelable purchase order for Product specifying the number of Batches to be Processed, the Batch size (to the extent the Specifications permit Batches of different sizes) and the requested delivery date for each Batch (each, a “Purchase Order”); provided, that no Purchase Order may be for less than [**] Batches. Concurrently with the submission of each Rolling Forecast, Supernus shall submit a Purchase Order for the Firm Commitment.
B.Promptly following receipt of a Purchase Order, Catalent shall issue a written acknowledgement (each, an “Acknowledgement”) that it accepts or rejects such Purchase Order. Each
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acceptance Acknowledgement shall either confirm the delivery date set forth in the Purchase Order or set forth a reasonable alternative delivery date and shall include the Processing Date. Catalent may reject any Purchase Order in excess of the Firm Commitment or otherwise not given in accordance with this Agreement.
C.Notwithstanding Section 4.3(B), Catalent shall make commercially reasonable efforts to supply Supernus with quantities of Product set forth in a Purchase Order which are up to [**] in excess of the quantities specified in the Firm Commitment, subject to Catalent’s other supply commitments and manufacturing, packaging and equipment capacity.
D.In the event of a conflict between the terms of any Purchase Order or Acknowledgement and this Agreement, the terms of this Agreement shall control.
4.4Catalent’s Deferral of Purchase Orders. Notwithstanding anything in Section 4.3 and 4.5 to the contrary, Catalent reserves the right to defer all, or any part of, a Purchase Order upon written notice to Supernus, and Catalent shall have no further obligation or liability with respect to the acknowledged delivery date related to such Purchase Order, if Supernus refuses or fails to supply conforming Supernus-supplied Materials prior to the deadline set forth in Section 3.1. In such instance, the parties will mutually agree on an alternative delivery date not to exceed [**] from the original acknowledgement date for any such deferred Purchase Orders. Any deferral of Purchase Orders in accordance with this Section 4.4 shall not constitute a breach of this Agreement by Catalent nor shall it absolve Supernus of its obligations in respect of the Firm Commitment.
4.5Supernus’ Modification or Cancellation of Purchase Orders.
A.The parties shall make commercially reasonable efforts to modify the delivery date or quantity of Product in a Purchase Order, upon Supernus’ request which such request shall be in the form of a written change order submitted to Catalent at least [**] in advance of the earliest Processing Date covered by such change order. Such change order shall be effective and binding against Catalent only upon the written approval of Catalent, and, notwithstanding any such written approval, Supernus shall remain responsible for the Firm Commitment.
B.If Supernus fails to place Purchase Orders sufficient to satisfy the Firm Commitment in Section 4.2, Firm orders will be rescheduled into the next calendar quarter.
4.6Unplanned Delay of Processing. Catalent shall use commercially reasonable efforts to deliver all requirements of Product as set forth in the Firm Commitment. Catalent shall provide Supernus with as much advance notice as practicable if Catalent determines that any Processing will be delayed for any reason.
ARTICLE 5
TESTING; RELEASE
5.1Batch Records and Data; Release. Unless otherwise agreed to by the parties during their ordinary course of dealings, after Catalent completes Processing of a Batch, Catalent shall provide Supernus with copies of Batch records executed. After Catalent completes Processing of a Batch, and upon confirmed agreement as provided by Supernus QA, Catalent shall also provide Supernus or its designee with Catalent’s issuance of a certificate of conformance for such Batch. Issuance of a certificate of conformance by Catalent constitutes release of the Batch by Catalent to Supernus. Supernus shall be responsible for final release of Product (including testing, at its cost) to the market.
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5.2Testing; Rejection. No later than [**] days after Supernus or its designee’s receipt of the Batch (“Review Period”), Supernus shall notify Catalent whether the Batch conforms to the Specifications. Upon receipt of notice from Supernus that a Batch meets the Specifications, or upon failure of Supernus to respond by the end of the Review Period, the Batch shall be deemed accepted by the parties and Supernus shall have no right to reject such Batch. If Supernus timely notifies Catalent in writing (an “Exception Notice”) that a Batch does not conform to the Specifications or otherwise does not meet the warranty set forth in Section 12.1 (“Defective Product”), then Catalent shall conduct an appropriate investigation to determine the cause of any nonconformity. If Catalent determines that the cause of nonconformity is attributable to Catalent’s [**], or [**] (“Catalent Defective Processing”), then Section 5.4 shall apply. Where the cause of nonconformity cannot be determined or assigned, it shall be deemed [**].
5.3Discrepant Results. If the parties disagree as to whether Product is Defective Product and/or whether the cause of the nonconformity is Catalent Defective Processing, and this is not resolved within [**] of the Exception Notice date, the parties shall cause a mutually acceptable independent third party to review records, test data and to perform comparative tests and/or analyses on samples of the alleged Defective Product and its components, including Supernus-supplied Materials. The independent party’s results as to whether or not Product is Defective Product and the cause of any nonconformity shall be final and binding. Unless otherwise agreed by the parties in writing, the costs associated with such testing and review shall be borne by Catalent if Product is Defective Product attributable to Catalent Defective Processing, and by Supernus in all other circumstances.
5.4Defective Processing. As agreed upon by both parties, Catalent shall either (A) re-Process (or if re-Processing is not permissible under cGMPs, then replace) at Catalent’s cost another Batch of Product as a replacement for any Batch of Defective Product attributable to Catalent Defective Processing, and/or [**], using Supernus-supplied Materials provided at Catalent’s cost (subject to the cap in Section 14.1), or (B) credit any payment made by Supernus for such rejected Batch. For the avoidance of doubt, Supernus shall be liable to pay for either the [**] or the [**]. THE OBLIGATION OF CATALENT TO RE-PROCESS (OR REPLACE) DEFECTIVE PROCESSING IN ACCORDANCE WITH THE SPECIFICATIONS OR CREDIT PAYMENTS MADE BY SUPERNUS FOR DEFECTIVE PRODUCT ATTRIBUTABLE TO CATALENT DEFECTIVE PROCESSING SHALL BE [**] AND [**] UNDER THIS AGREEMENT FOR DEFECTIVE PRODUCT AND [**].
ARTICLE 6
DELIVERY
6.1Delivery. Catalent shall deliver [**] the Facility promptly following Catalent’s release of Product to Supernus. For clarity, Supernus shall do its own release to market. Catalent shall segregate and store all Product until tender of delivery. To the extent not already held by Supernus, title to Product shall transfer to Supernus upon Catalent’s tender of delivery. If Catalent provides storage services, title to such items shall pass to Supernus upon transfer to storage. Supernus shall qualify a minimum of one (1) carrier to ship Product and then designate the priority of such qualified carriers to Catalent. Catalent arranges shipping and performs loading and/or logistics services for Supernus at Supernus’ request, and this does not alter the terms and limitations set forth in this Section 6.1. Catalent shall not be responsible for Product in transit, including any cost of insurance or transport fee for Product, or any risk associated with transit or customs delays, storage, and handling.
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6.2Storage Fees. In the event Supernus fails to take delivery of any Product on any scheduled delivery date, Catalent shall store such Product and have the right to invoice Supernus monthly following such scheduled delivery for administration and storage costs.
ARTICLE 7
PAYMENTS
7.1Fees. In consideration for Catalent performing services hereunder:
A.Supernus shall pay to Catalent the fees for Validation Services, if any, set forth on Attachment A. Catalent shall submit an invoice to Supernus for such fees upon the completion of the relevant phase of the Validation Services.
B.Supernus shall pay Catalent the initial unit pricing for Product set forth on Attachment C (together with any subsequent updates to pricing, the “Unit Pricing”). Catalent shall submit an invoice to Supernus for such fees upon tender of delivery of Product as provided in Section 6.1.
C.Other Fees. Supernus shall pay Catalent for all other fees and expenses of Catalent owing in accordance with the terms of this Agreement, including pursuant to Sections 2.4, 4.1, 6.2, 9.7 and 16.3. Catalent shall submit an invoice to Supernus for such fees as and when appropriate.
7.2Unit Pricing Adjustment. The Unit Pricing may be adjusted on an annual basis, effective on January 1st of each Contract Year, upon [**] prior written notice from Catalent to Supernus, to reflect adjustments in, among other things, labor, utilities and overhead and operational efficiencies. Requests for pricing adjustments will be supported by justification and supporting evidence. In no event shall the amount of adjustment exceed an amount equal to the change in the Producer Price Index (“PPI”), “Pharmaceutical Preparation Manufacturing” (Series ID: PCU325412325412), for the previous 12 months, as published by the U.S. Department of Labor, Bureau of Labor Statistics but will be further adjusted to account for any operating efficiencies gained in the preceding Contract Year. In addition, price increases or decreases for Raw Materials (including those Raw Materials referenced in Section 3.2(B)), labor, and utilities shall be passed through to Supernus at the time of such price increase or decrease through an adjustment to the Unit Pricing.
7.3Payment Terms. Payment of all Catalent invoices shall be due [**] after the date of invoice. Supernus shall make payment in U.S. dollars, and otherwise as directed in the applicable invoice. If any payment is not received by Catalent by its due date, then Catalent may, in addition to other remedies available at equity or in law, charge interest on the outstanding sum from the due date (both before and after any judgment) at [**] until paid in full (or, if less, the maximum amount permitted by Applicable Laws).
7.4Taxes. All taxes, duties and other amounts (excluding taxes based on net income and franchise taxes) assessed in respect of Supernus-supplied Materials, services or Product prior to or upon provision or sale, as the case may be, whether assessed on Catalent or Supernus, are the responsibility of Supernus, and either Supernus shall reimburse Catalent for all such taxes, duties or other amounts paid by Catalent or such sums will be added to invoices directed at Supernus. If any deduction or withholding in respect of tax or otherwise is required by law to be made from any of the sums payable hereunder, Supernus shall be obliged to pay to Catalent such greater sum as will leave Catalent, after deduction or withholding as is required to be made, with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.
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7.5Supernus and Third-Party Expenses. Except as may be expressly covered by Product Maintenance Service fees, Supernus shall be responsible for [**] of [**] and all third-party expenses associated with [**] of Product, including [**].
7.6Development Batches. Until validation has been completed, each Batch Processed under this Agreement, including those necessary to support the validation portion of Supernus’ submissions for Regulatory Approvals, will be considered to be a “development batch” unless and until Processing has been validated. Supernus shall be responsible for the cost of each such Batch, even if such Batch fails to meet the Specifications, unless Catalent was [**] in the Processing of the out-of-Specification Batch. Catalent and Supernus shall cooperate in good faith to resolve any problem causing the out-of-Specification Batch.
ARTICLE 8
CHANGES TO SPECIFICATIONS
All Specifications, and any change to the Specifications agreed by the parties from time to time, shall be in writing, dated and signed by the parties. No change in the Specifications shall be implemented by Catalent, whether requested by Supernus or requested or required by any Regulatory Authority, until the parties have agreed in writing to such change, the implementation date of such change, and any increase or decrease in costs, expenses or fees associated with such change (including any change to Unit Pricing). Catalent shall respond promptly to any request made by Supernus for a change in the Specifications, and both parties shall use commercially reasonable, good-faith efforts to agree to the terms of such change in a timely manner. As soon as practicable after a request is made for any change in Specifications, Catalent shall notify Supernus of the costs associated with such change and shall provide such supporting documentation as Supernus may reasonably require. Supernus shall pay all costs associated with agreed changes to the Specifications. Catalent reserves the right to postpone effecting changes to the Specifications until such time as the parties agree to and execute the required written amendment.
ARTICLE 9
RECORDS; REGULATORY MATTERS
9.1Recordkeeping. Catalent shall maintain materially complete and accurate Batch, laboratory data and other technical records relating to Processing in accordance with Catalent standard operating procedures. Such information shall be maintained for a period of at least [**] from the relevant finished Product expiration date or longer if required under Applicable Laws or the Quality Agreement.
9.2Regulatory Compliance. Catalent shall obtain and maintain all certifications, permits and licenses with respect to general Facility operations required by any Regulatory Authority in the jurisdiction in which Catalent Processes Product. Supernus shall obtain and maintain all other Regulatory Approvals required of Supernus by Applicable Law with respect to Product or the services provided pursuant to this Agreement, including those necessary for Catalent to commence Processing. Supernus shall not identify Catalent in any ANDA/NDA application or other such initial regulatory filing or submission without providing Catalent with prior written notice. Upon written request, Supernus shall provide Catalent with a copy of each Regulatory Approval required to distribute, market or sell Product in the Territory. If Supernus is unable to provide such information, Catalent shall have no obligation to deliver Product to Supernus, notwithstanding anything to the contrary in this Agreement. During the Term, Catalent will assist Supernus with all regulatory matters relating to Processing, at Supernus’ request and expense. The parties shall cooperate to allow each party to satisfy their respective obligations under Applicable Laws relating to Processing under this Agreement.
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9.3Government/Regulatory Inspections and Requests. Catalent shall promptly advise Supernus if any Regulatory Authority (or agent acting on its behalf) notifies Catalent that the Regulatory Authority intends to or does visit the Facility where at least one purpose relates to Processing. Upon request, Catalent shall provide Supernus with a copy of any report provided to Catalent by such Regulatory Authority following such visit, which report may be redacted as appropriate to protect any confidential information of Catalent or Catalent’s other customers. Supernus shall provide Catalent with any material correspondence with such Regulatory Authority, including FDA refusal to file, rejection or warning letters, that relate to the services provided under this Agreement. Supernus acknowledges that it may not direct the manner in which Catalent fulfills its obligations to permit inspection by and to communicate with Regulatory Authorities. Supernus shall reimburse Catalent for all reasonable and documented costs associated with inspections by Regulatory Authorities in connection with Product, other than inspections by the Major Regulatory Authorities.
9.4Supernus Facility Audits. During the Term, Supernus Representatives shall be granted access upon at least [**] prior notice, at reasonable times during regular business hours, to (A) the portion of the Facility where Catalent performs Processing, (B) relevant personnel involved in Processing and (C) Processing records described in Section 9.2, in each case solely for the purpose of verifying that Catalent is Processing in accordance with cGMPs, the Specifications and the Product master Batch records. Supernus may not conduct an audit under this Section 9.4 more than [**] during any [**]; except that additional inspections may be conducted in the event there is a material quality or compliance issue concerning Product or Processing. Audits and inspections shall be designed to minimize disruption of operations at the Facility. The obligations of Supernus and its Representatives in Section 9.5 shall apply to all audits undertaken by Supernus and its Representatives pursuant to this Section 9.4. Supernus Representatives shall be required to sign Catalent’s standard visitor confidentiality agreement prior to being allowed access to the Facility. Such Representatives shall comply with the Facility’s rules and regulations. Supernus shall indemnify and hold harmless Catalent for any action or activity of such Representatives while on Catalent’s premises.
9.5Observation of Processing. In addition to Supernus’ audit right pursuant to Section 9.4, Catalent and Supernus may also agree in writing from time to time to have another Supernus Representative observe Processing, as needed. Such Supernus Representatives shall abide by all Catalent safety rules, quality policies and procedures and other applicable employee policies and procedures, and Supernus shall be responsible for such compliance. Supernus shall indemnify and hold harmless Catalent for any action, omission or other activity of its Representatives while on Catalent’s premises. Supernus Representatives may be required to sign Catalent’s standard visitor confidentiality agreement prior to being allowed access to the Facility.
9.6Recall. If a Regulatory Authority orders or requires the recall of Product supplied pursuant to this Agreement or if either Catalent or Supernus believes a recall, field alert, Product withdrawal or field correction (“Recall”) may be necessary with respect to Product supplied under this Agreement, the party receiving the notice from the Regulatory Authority or that holds such belief shall promptly notify the other party in writing. With respect to any Recall, Catalent shall provide all necessary cooperation and assistance to Supernus. Supernus shall provide Catalent with an advance copy of any proposed submission to a Regulatory Authority in respect of any Recall, such copy being provided no less than [**] prior to submission to a Regulatory Authority. Supernus shall consider in good faith any comments from Catalent relating to such submission.
9.7The cost of any Recall shall be borne by [**], and [**] shall reimburse [**] for all expenses incurred directly in connection with any Recall, unless such Recall is caused solely by [**] of its
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[**] under this Agreement or [**] or its [**] or [**], in which case [**] shall bear the reasonable, actual and documented administrative costs (e.g., printed materials, postage, cost of shipment of return Product) incurred by [**] for such Recall and, if applicable, the cost of [**] pursuant to such Recall, both to the extent and as provided in Article 5. In the event that the Recall is caused substantially in part by [**] of its [**] under this Agreement or [**] or its [**] or [**] shall bear the reasonable, actual and documented administrative costs of such Recall in proportion to [**] for such Recall.
9.8Quality Agreement. Within [**] after the Effective Date, and in any event prior to the first Processing of Product under this Agreement, the parties shall negotiate in good faith and enter into a quality agreement (the “Quality Agreement”). The Quality Agreement shall in no way determine liability or financial responsibility of the parties for the responsibilities set forth in that agreement. In the event of a conflict between any provision of this Agreement and the Quality Agreement with respect to quality-related activities, including compliance with cGMP, the provisions of the Quality Agreement shall govern. In the event of a conflict between any provision of this Agreement and the Quality Agreement with respect to any commercial matter, including allocation of risk, liability and financial responsibility, the provisions of this Agreement shall govern.
9.9Regulatory Authority Fees. Catalent reserves the right to assess Supernus for any Regulatory Authority fees, if any, that may be established by any regulatory authority, which fees result directly from Catalent’s formulation, development, manufacturing, processing, filling, packaging, storing or testing of Supernus’ product or Supernus-supplied Materials. Catalent will invoice Supernus for reimbursement of all other payments or fees at the time they are incurred by Catalent. Supernus shall pay all such invoices within [**] from the date of such invoice.
ARTICLE 10
CONFIDENTIALITY AND NON-USE
10.1Definition. As used in this Agreement, the term “Confidential Information” means all confidential information of the disclosing person of whatever type, including all information furnished by or on behalf of Catalent or Supernus (as the case may be, “Discloser”), its Affiliates or any of its or their respective Representatives, to the other party (for purposes of this Article 10, “Recipient”), its Affiliates or any of its or their respective Representatives, whether furnished before, on or after the Effective Date and furnished in any form, including written, verbal, visual, electronic or in any other media or manner and information acquired by observation or otherwise during any site visit at the other party’s facility. Confidential Information includes all proprietary technologies, know-how, trade secrets, discoveries, inventions and any other Intellectual Property (whether or not patented), analyses, compilations, business or technical information and other materials prepared by either party, their respective Affiliates, or any of its or their respective Representatives, containing or based in whole or in part on any Confidential Information furnished by Discloser, its Affiliates or any of its or their respective Representatives. Confidential Information also includes the existence and terms of this Agreement.
10.2Exclusions. Notwithstanding anything in Section 10.1 to the contrary, Confidential Information does not include information that (A) is or becomes generally available to the public or within the industry to which such information relates other than as a result of a breach of this Agreement, (B) is already known by Recipient at the time of disclosure as evidenced by Recipient’s written records, (C) becomes available to Recipient on a non-confidential basis from a source that is entitled to disclose it on a non-confidential basis or (D) was or is independently developed by or for Recipient without reference to Discloser’s Confidential Information as evidenced by Recipient’s written records.
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10.3Mutual Obligation. Recipient (A) will keep confidential all Confidential Information, employing such protections as it would use for its own Confidential Information of a similar type but in no case less than reasonable protections under the circumstances, (B) will not use Discloser’s Confidential Information except in connection with the performance of its obligations under this Agreement and (C) will not disclose to any third party, without Discloser’s prior written consent, Discloser’s Confidential Information, except that Recipient may disclose Discloser’s Confidential Information to any of its Affiliates and its or their respective Representatives that (A) need to know such Confidential Information for the purpose of performing under this Agreement, (B) are advised of the contents of this Article and (C) are bound to Recipient by obligations of confidentiality at least as restrictive as the terms of this Article. Each party shall be responsible for any breach of this Article by its Affiliates or any of its or their respective Representatives. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information.
10.4Permitted Disclosure. Recipient may disclose Discloser’s Confidential Information to the extent required by law or regulation or is in response to a valid order of a court or other governmental body of the United States or a foreign country or any political subdivision thereof; provided, that prior to making any such legally required disclosure Recipient shall have made a reasonable effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purposes for which the order was issued. Recipient shall give Discloser as much prior notice of the requirement for and contents of such disclosure as is practicable under the circumstances. Any such disclosure, however, shall not relieve Recipient of their continued obligations under this Agreement.
10.5No Implied License. Except as expressly set forth in Section 10.1, Recipient will obtain no right of any kind or license under any of Discloser’s Confidential Information, including any patent application or patent, by reason of this Agreement. Discloser’s Confidential Information will remain Discloser’s sole property, subject to Article 11.
10.6Return of Confidential Information. Upon termination of this Agreement for any reason, each party will use commercially reasonable efforts to return all Confidential Information received by it from the other party in connection with this Agreement or destroy such information if so directed, except that the returning party may keep one copy of all Confidential Information in the custody of its legal department for legal archival purposes. Access to the copy so retained shall be restricted to the party’s legal counsel and the Confidential Information so retained shall not be used except in (1) the resolution of any claims or disputes arising out of this Agreement, and (2) ensuring compliance with its obligations under this Agreement. For purposes of this Section 10.6, a party’s obligation to use commercially reasonable efforts to return Confidential Information of the other will not require the party to search back-up computer files that are not readily accessible or are kept off-site or to use forensic methods to retrieve data from hard disks or other storage devices.
10.7Publication. Neither party shall submit for written or oral publication any manuscript, abstract, or other medium that includes Confidential Information of the other party without first obtaining the prior written consent of such other party, which consent shall be at the sole discretion of such other party. The requesting party shall make any such request a reasonably sufficient time in advance of the proposed submission date and shall ensure that any resulting publication notes the contribution of each party whether by acknowledgment, co-authorship, or otherwise.
10.8Equitable Remedies. The parties acknowledge and agree that monetary damages may not be a sufficient remedy for any breach or threatened breach of this Article 10 and that the parties shall be entitled, without the requirement of posting a bond or other security, to seek specific performance and injunctive or other equitable relief as a remedy for any such breach or threatened breach. Such remedies shall not be deemed to be the exclusive remedies for a breach or threatened breach of this Section 10.8 but shall be in addition to all other remedies available to the parties at law or in equity.
10.9Procedure for Public Announcements. Neither party will issue any press release or make any public announcement concerning this Agreement without obtaining the prior consent of the other party. This Section 10.9 does not limit either party’s right to make disclosures to the extent required by Applicable Law or by any governmental agency or the rules of any stock exchange on which the securities of the disclosing party are listed. In addition, the parties may disclose the existence and nature of this Agreement (but not its terms other than the length of its duration), under an obligation of confidentiality, to investment bankers, strategic or financial investors and qualified institutional buyers who the party reasonably believes may have a bona-fide interest. Each party covenants that prior to filing this Agreement as an exhibit to any of its filings with the Securities and Exchange Commission (the “SEC”), it will notify the non-filing party and provide, as is practically reasonable, the opportunity to review, redact, and/or request confidential treatment of certain Confidential Information contained therein prior to any filing it with the SEC, it being understood by both parties that the SEC’s determination with respect to any redactions or confidential treatment of information will be ultimately determinative.
10.10Survival. The obligations of this Article will terminate [**] from the expiration or termination of this Agreement, except with respect to trade secrets, for which the obligations of this Article will continue for so long as such information remains a trade secret under law.
ARTICLE 11
INTELLECTUAL PROPERTY
As used in this Agreement, “Supernus IP” means all Intellectual Property and related embodiments owned by or licensed to Supernus as of the Effective Date or developed by Supernus other than in connection with this Agreement; “Catalent IP” means all Intellectual Property and related embodiments owned by or licensed to Catalent as of the Effective Date or developed by Catalent other than in connection with this Agreement, and “Invention” means any Intellectual Property developed by either party or jointly by the parties in connection with this Agreement.
All Inventions, ideas, discoveries, developments, methods, data, information, improvements and biological or chemical materials, (whether or not reduced to practice and whether or not it can be protected under state, federal or foreign patent, copyright, trade secrecy or similar laws) generated or derived by Catalent or Supernus whether alone or together in the course or performing the services which are related directly to Supernus’ proprietary Product, Supernus IP or Supernus Confidential Information shall be the exclusive property of Supernus (“Supernus New IP”). Supernus hereby grants to Catalent a non-exclusive, non-assignable, paid-up, royalty-free, non-transferable license for the performance of the services under this Agreement.
All Inventions, ideas, discoveries, developments, methods, data, information, improvements and biological or chemical materials, (whether or not reduced to practice and whether or not it can be protected under state, federal or foreign patent, copyright, trade secrecy or similar laws) generated or derived by Catalent or Supernus whether alone or together in the course or performing the services which are not Supernus New IP, that relates directly to Catalent IP or Catalent Confidential Information, or relates to developing, formulating, manufacturing, filling, processing, packaging, analyzing or testing drug products other than the Product shall be the exclusive property of Catalent (“Catalent New IP”). Catalent hereby grains to Supernus a non-exclusive, non-assignable, paid-up, royalty-free, non-
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transferable, license to use the Catalent New IP solely to the extent necessary to use for the Product manufactured during the performance of the services hereunder.
Each party shall promptly and fully disclose, in writing, to the other any and all such New IP. Each party hereby assigns and agrees to assign to the other all applicable right, title and interest in and to any such New IP. Each party agrees to cooperate fully in obtaining patent, copyright or other proprietary protection for such New IP, all in the name of the applicable party and at such party’s cost and expense, and shall execute and deliver all requested applications, assignments and other documents, and take such other measures as reasonably requested in order to perfect and enforce rights in such New IP.
ARTICLE 12
REPRESENTATIONS AND WARRANTIES
12.1Catalent. Catalent represents, warrants and undertakes to Supernus that:
A.At the time of delivery by Catalent as provided in Section 6.1, Product shall have been Processed in accordance with Applicable Laws and in conformity with the Specifications and shall not be adulterated, misbranded or mislabeled within the meaning of Applicable Laws; provided, that Catalent shall not be liable for defects attributable to Supernus-supplied Materials (including artwork, advertising and labeling);
B.It will not in the performance of its obligations under this Agreement use the services of any person debarred or suspended under 21 U.S.C. §335(a) or (b);
C.To the best of its knowledge, Catalent has all necessary authority to use the Catalent IP as contemplated by this Agreement;
D.No transaction or dealing under this Agreement shall be conducted with or for an individual or entity that is designated as the target of any sanction, restriction or embargo administered by the United Nations, European Union, United Kingdom, or United States;
E.Catalent is in compliance with all Applicable Laws with respect to general Facility operations at the site to be used for the Processing of API and, to Catalent’s knowledge, there are no circumstances or conditions which would reasonably be expected to alter this during the Term of this Agreement;
F.At all times during the Term of this Agreement, it will have, comply with and maintain in force all licenses, consents, permits and authorization which may be required with respect to the Facility and its performance of its obligations hereunder, including without limitation licenses and permits issued or required by a Regulatory Authority and those required in relation to the generation, storage, treatment, transport, possession, handling and disposal of any waste and Catalent will perform its obligations in strict with all such licenses, consents, permits and authorization;
G.Catalent shall not, during the Term, modify, alter or otherwise change any manufacturing, processing or other component of the Process, including without limitation, the installation of new or upgraded equipment used in the Process, from that utilized on the Effective Date without first receiving Supernus’ prior written consent to such modification, alteration or change. Supernus shall deliver written notice of such modification, alteration or change to Supernus at least [**] prior to Supernus’ intended implementation of such modification, alteration or change. Supernus shall have the right to reject and direct Catalent not to undertake any such proposed modification, alteration or
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change if, in Supernus’ sole and reasonable opinion, such modification, alteration or change will conflict with the Specifications related to this Agreement or with any Applicable Laws; and
12.2Supernus. Supernus represents, warrants and undertakes to Catalent that:
A.All Supernus-supplied Materials shall have been produced in accordance with Applicable Laws, shall comply with all applicable specifications, including the Specifications, shall not be adulterated, misbranded or mislabeled within the meaning of Applicable Laws, and shall have been provided in accordance with the terms and conditions of this Agreement;
B.The content of all artwork provided by or on behalf of Supernus to Catalent shall comply with all Applicable Laws;
C.All Product delivered to Supernus by Catalent shall be held, used and disposed of by or on behalf of Supernus in accordance with Applicable Laws, and Supernus will otherwise comply with Applicable Laws relating to Supernus’ performance under this Agreement;
D.Supernus will not release any Batch of Product if the required certificates of conformance indicate that Product does not comply with the Specifications or if Supernus does not hold all necessary Regulatory Approvals to market and sell the Product;
E.Supernus, to the best of its knowledge, has all necessary authority to use and to permit Catalent to use pursuant to this Agreement all Intellectual Property related to Product, Supernus-supplied Materials (including artwork) or the Processing of either of them, including all applicable copyrights, trademarks, trade secrets, patents, inventions and developments;
F.To the best of its knowledge, there is (i) no patent owned by a third party related to the Supernus IP used to Process Product that would be infringed or misused by performance under this Agreement and (ii) no trade secret or other proprietary right of a third party related to the Supernus IP used to Process Product that would be infringed or misused by performance under this Agreement;
G.To the best of Supernus’ knowledge, services to be performed by Catalent under this Agreement will not violate or infringe upon any trademark, tradename, copyright, patent, trade secret, or other Intellectual Property or other right held by any person or entity;
H.Supernus has all authorizations and permits required to deliver (or have delivered) API to the Facility; and
I.No transaction or dealing under this Agreement shall be conducted with or for an individual or entity that is designated as the target of any sanction, restriction or embargo administered by the United Nations, European Union, United Kingdom, or United States.
12.3Limitations. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS ARTICLE ARE THE SOLE AND EXCLUSIVE REPRESENTATIONS AND WARRANTIES MADE BY EACH PARTY TO THE OTHER PARTY, AND NEITHER PARTY MAKES ANY OTHER REPRESENTATION, WARRANTY OR GUARANTEE OF ANY KIND WHATSOEVER, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 13
INDEMNIFICATION
13.1Indemnification by Catalent. Except to the extent that any of the following arises out of or results from any [**] or breach of this Agreement by Supernus, its Affiliates, and their respective directors, officers, employees and agents (collectively, “Supernus Indemnitees”), Catalent shall indemnify, defend and hold harmless Supernus Indemnitees from and against any and all suits, claims, losses, demands, liabilities, damages, costs and expenses (including reasonable attorneys’ fees and expenses and reasonable investigative costs) in connection with any suit, demand or action by any third party (“Losses”) arising out of, relating to or resulting from (A) any breach of its representations, warranties or obligations set forth in this Agreement or (B) any [**] misconduct by Catalent.
13.2Indemnification by Supernus. Except to the extent that any of the following arises out of or results from any [**] or breach of this Agreement by Catalent, its Affiliates, and their respective directors, officers, employees and agents (collectively, “Catalent Indemnitees”), Supernus shall indemnify, defend and hold harmless Catalent Indemnitees from and against any and all Losses arising out of, relating to or resulting from (A) any breach of its representations, warranties or obligations set forth in this Agreement, (B) any [**], (C) Supernus’ [**], (D) the conduct of any [**], (E) any [**], including [**], (F) any [**] by Supernus, or (G) any [**], including [**].
13.3Indemnification Procedures. All indemnification obligations in this Agreement are conditioned upon the indemnified party (A) promptly notifying the indemnifying party of any claim or liability of which the indemnified party becomes aware (including a copy of any related complaint, summons, notice or other instrument); provided, however, that failure to provide such notice within a reasonable period shall not relieve the indemnifying party of its obligations under this Article 13 except to the extent, if any, the indemnifying party is prejudiced by such failure, allowing the indemnifying party to conduct and control the defense of any such claim or liability and any related settlement negotiations (at the indemnifying party’s expense), provided, that the indemnifying party shall promptly provide and continuously maintain such defense, cooperating with the indemnifying party in the defense of any such claim or liability and any related settlement negotiations (at the indemnifying party’s expense) and (D) not compromising or settling any claim or liability without prior written consent of the indemnifying party.
ARTICLE 14
LIMITATIONS OF LIABILITY
14.1CATALENT’S LIABILITY UNDER THIS AGREEMENT FOR ANY AND ALL CLAIMS FOR LOST, DAMAGED OR DESTROYED SUPERNUS-SUPPLIED MATERIALS (FOR WHICH SUPERNUS SHALL PROVIDE TO CATALENT DOCUMENTATION EVIDENCING THE COST OF SUCH MATERIALS) WHETHER OR NOT SUCH SUPERNUS-SUPPLIED MATERIALS ARE INCORPORATED INTO PRODUCT SHALL NOT EXCEED:
BATCH CAP: FOR ANY CLAIM FOR SUPERNUS-SUPPLIED MATERIALS LOST OR DESTROYED AS A RESULT OF CATALENT DEFECTIVE PROCESSING DURING THE PROCESSING OF ANY GIVEN BATCH OF PRODUCT, [**] FOR SUCH BATCH (OR [**] IF THE RESULT OF CATALENT’S [**]);
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ANNUAL CAP: [**] IN ANY CONTRACT YEAR IF DUE TO CATALENT’S [**] (WITH SUCH AMOUNT INCREASING TO [**] IF DESTROYED AS A RESULT OF CATALENT [**]); AND
AGGREGATE CAP: [**] IN THE AGGREGATE IF DUE TO CATALENT’S [**] (WITH SUCH AMOUNT INCREASING TO [**] IF THE RESULT OF CATALENT [**]).
14.2CATALENT’S TOTAL LIABILITY UNDER THIS AGREEMENT IN A GIVEN CONTRACT YEAR SHALL IN NO EVENT EXCEED [**].
14.3NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOSS OF REVENUES, PROFITS OR DATA ARISING OUT OF PERFORMANCE UNDER THIS AGREEMENT, WHETHER IN CONTRACT OR IN TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
14.4[**].
ARTICLE 15
INSURANCE
Each party shall, at its own cost and expense, obtain and maintain in full force and effect during the Term the following: (A) [**] with a per occurrence limit of [**] or equivalent and an annual aggregate limit of [**] or equivalent; (B) [**] with a per occurrence limit of not less than [**] or equivalent covering each party’s own operations arising out of or connecting with this Agreement, providing coverage for [**]; (C) Catalent shall procure [**] with a per occurrence limit of not less than [**] or equivalent covering Catalent’s own operations arising out of or connecting with this Agreement, providing coverage for [**] ((D) Workers’ Compensation as required by any applicable law or regulation and in accordance with the provisions of the laws of the nation, state, territory or province having jurisdiction over Supernus’ employees. If any such jurisdiction has a social scheme to provide insurance or benefits to injured workers, Supernus must be in full compliance with the laws of such jurisdiction. [**] insurance will be provided in amounts not less than the local currency equivalent of [**] or equivalent [**] and [**] or equivalent [**], provided that such coverage is available in the nation, state, territory or province having jurisdiction over Supernus’ employees. If there is an exposure of injury to Supernus’ employees under the U.S. Longshoremen’s and Harbor Workers’ Compensation Act, the Jones Act or under the laws, regulations or statutes applicable to maritime employees, coverage will be included for such injuries or claims; and (E) [**] insurance in a minimum amount of [**] or equivalent combined single limit for all [**] in connection with the performance of this contract. Supernus shall, at its own cost and expense, obtain and maintain in full force and effect during the Term, All Risk Property Insurance, including transit coverage, an amount equal to the full replacement value of its property while in, or in transit to, or from, a Catalent facility. Each party shall be named as an additional insured within the other party’s General Liability and/or Foreign Liability insurance and Products Completed Operations Liability policies; provided, that such additional insured status will apply solely to the extent of the insured party’s indemnity obligations under this agreement. If any of the required policies of insurance are written on a claims made basis, such policies shall be maintained throughout the Term and for a period of at least [**] thereafter. Each insurance policy that is required under this Agreement shall be obtained from an insurance carrier with an A.M. Best or equivalent rating of at least A-VII or an S&P rating of A. Each party may self-insure all or any portion of the required insurance as long as, together with its Affiliates, its [**] is greater than [**] or equivalent or its [**] is greater than [**] or equivalent. Waivers of subrogation
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and additional insured status obligations will operate the same whether insurance is carried through third parties or self-insured. Upon the other party’s written request from time to time, each party shall promptly furnish to the other party a certificate of insurance or other evidence of the required insurance. Supernus certificates of insurance, which will include the Catalent affiliate contracting party of this Agreement as the certificate holder, will be sent to the following contact:
Catalent Pharma Solutions, LLC
Attn: [**]
[**]
[**]

ARTICLE 16
TERM AND TERMINATION
16.1Term. This Agreement shall commence on the Effective Date and shall continue until the end of the fifth (5th) Contract Year, unless earlier terminated in accordance with Section 16.2 (such term, including any extension in accordance with this Section 16.1, the “Term”). The Term shall automatically be extended for successive two (2) year periods unless and until one party gives the other party at least [**] prior written notice of its desire to terminate as of the end of the then-current Term.
16.2Termination. This Agreement may be terminated immediately without further action:
A.by either party if the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver, administrative receiver, trustee or administrator, or makes an assignment for the benefit of creditors, or suffers or permits the entry of any order adjudicating it to be bankrupt or insolvent and such order is not discharged within [**], or takes any equivalent or similar action in consequence of debt in any jurisdiction; or
B.by either party if the other party materially breaches this Agreement and such breach is not cured within [**] after the giving of written notice requiring the breach to be remedied; provided, that in the case of a failure of Supernus to make payments in accordance with the terms of this Agreement, Catalent may terminate this Agreement if such payment breach is not cured within [**] of receipt of notice of non-payment from Catalent.
16.3Effect of Termination. Expiration or termination of this Agreement shall be without prejudice to any right or obligation that accrued to the benefit of either party prior to such expiration or termination. In the event of a termination of this Agreement:
A.Catalent shall promptly return to Supernus, at Supernus’ expense and direction, any remaining inventory of Product or Supernus-supplied Materials; provided, that all outstanding invoices have been paid in full;
B.Supernus shall pay Catalent all invoiced amounts outstanding hereunder, plus, upon receipt of invoice therefor, for any (i) Product that has been shipped pursuant to Purchase Orders but not yet invoiced, (ii) Product Processed pursuant to Purchase Orders that has been completed but not yet shipped, and (iii) in the event that this Agreement is terminated for any reason other than by Supernus pursuant to Section 16.2(A) or (B), all Product being Processed pursuant to Purchase Orders (or, alternatively, Supernus may provide instruction to Catalent to complete such work in process, and the resulting completed Product shall be governed by clause (ii)); and
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C.in the event that this Agreement is terminated for any reason other than by Supernus pursuant to Section 16.2(A) or (B), Supernus shall pay Catalent for all documented costs and expenses incurred, and all noncancelable commitments made, in connection with Catalent’s performance of this Agreement, so long as such costs, expenses or commitments were made by Catalent consistent with Supernus’ most recent Firm Commitment and the vendor’s minimum purchase obligations.
16.4Survival. The rights and obligations of the parties shall continue under [**], in each case to the extent expressly stated therein; and under [**], in each case in accordance with their respective terms if applicable, notwithstanding expiration or termination of this Agreement.
ARTICLE 17
NOTICE
All notices and other communications under this Agreement shall be in writing and shall be deemed given: (A) when delivered personally or by hand; (B) when delivered by electronic mail (e-mail); (C) when received or refused, if sent by registered or certified mail (return receipt requested), postage prepaid; or (D) when delivered, if sent by express courier service; in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):

To Supernus:	Supernus Pharmaceuticals, Inc. 9715 Key West Ave Rockville, MD 20850 Attn: Jack Khattar Title: President and CEO E-Mail: [**]
To Catalent	Catalent Pharma Solutions, LLC [**] Attn: [**] E-Mail: [**] Facsimile: [**]
With a copy to:	Catalent Pharma Solutions, LLC 14 Schoolhouse Road Somerset, NJ 08873 Attn: [**] E-Mail: [**] Facsimile: [**]

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ARTICLE 18
MISCELLANEOUS
18.1[**].
        [**] (whether on its own behalf or with or on behalf of any third party) shall not:
(a)[**];
(b)[**].
18.2Restriction.
(a)Notwithstanding anything to the contrary in the Agreement, Catalent’s obligations under this Article 18 with respect to the General Restriction shall apply worldwide.
18.3Entire Agreement; Amendments. This Agreement, together with the Quality Agreement, constitutes the entire understanding between the parties, and supersedes any contract, agreement or understanding (oral or written) of the parties, with respect to its subject matter thereof. For the avoidance of doubt, this Agreement does not supersede any existing generally applicable confidentiality agreement between the parties as it relates to periods prior to the Effective Date or to business dealings not covered by this Agreement. No term of this Agreement may be amended except upon written agreement of both parties, unless otherwise expressly provided in this Agreement.
18.4Captions; Certain Conventions. The captions in this Agreement are for convenience only and are not to be interpreted or construed as a substantive part of this Agreement. Unless otherwise expressly provided in this Agreement or the context of this Agreement otherwise requires, (A) words of any gender include each other gender, (B) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear, (C) words using the singular include the plural, and vice versa, (D) the words “include(s)” and “including” shall be deemed to be followed by the phrase “but not limited to”, “without limitation” or words of similar import, (E) the word “or” shall be deemed to include the word “and” (e.g., “and/or”), (F) references to “Article,” “Section,” “subsection,” “clause” or other subdivision, or to an Attachment or other appendix, without reference to a document are to the specified provision or Attachment of this Agreement, and (G) subject to Applicable Laws, all references to liabilities or obligations of Catalent shall be subject to Article 14, regardless of whether the particular provision includes a cross-reference to Article 14. This Agreement shall be construed as if it were drafted jointly by the parties.
18.5Further Assurances. The parties shall execute, acknowledge and deliver such further instruments and take all such other incidental acts as may be reasonably necessary or appropriate to carry out the purpose and intent of this Agreement.
18.6No Waiver. Failure by either party to insist upon strict compliance with any term of this Agreement in any one or more instances will not be deemed a waiver of its rights to insist upon such strict compliance with respect to any subsequent failure.
18.7Severability. If any term of this Agreement is declared invalid or unenforceable by a court or other body of competent jurisdiction, the remaining terms of this Agreement will continue in full force and effect.
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18.8Independent Contractors. The relationship of the parties is that of independent contractors, and neither party will incur any debt or make any commitment for the other party except to the extent expressly provided in this Agreement. Nothing in this Agreement is intended to create or will be construed as creating between the parties the relationship of joint venturers, co-partners, employer/employee or principal and agent. Neither party shall have any responsibility for the hiring, termination or compensation of the other party’s employees or contractors or for any employee benefits of any such employee or contractor.
18.9Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties, their successors and permitted assigns. Neither party may assign this Agreement, in whole or in part, without the prior written consent of the other party, except that either party may, without the other party’s consent (but subject to prior written notice), assign this Agreement in its entirety to an Affiliate or to a successor to substantially all of the business or assets of the assigning party or the assigning party’s business unit responsible for performance under this Agreement, and any assignment in violation of this Section 18.9 shall be void ab initio.
18.10No Third Party Beneficiaries. This Agreement shall not confer any right or remedy upon any individual or entity other than the parties and their respective successors and permitted assigns, except that the Supernus Indemnitees and the Catalent Indemnitees may invoke the benefits of the indemnification provisions of this Agreement.
18.11Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware , USA, excluding its conflicts of law provisions. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.
18.12Alternative Dispute Resolution. Any dispute arising between the parties in connection with this Agreement shall first be presented to the respective senior executives of the parties for their consideration and resolution. If such parties’ executives cannot resolve such dispute within [**], then such dispute may be submitted by either party to arbitration by the International Institute for Conflict Prevention and Resolution, 30 E. 33rd Street, 6th Floor, New York, NY 10016 (“CPR”) by one arbitrator selected by the parties. If no agreement on an arbitrator can be reached within [**] after the CPR offers names of potential arbitrators, then the CPR will choose one arbitrator having reasonable experience in commercial transactions of the type described in this Agreement. The arbitration shall take place in the English language in New York City, New York, in accordance with the CPR administered arbitration rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction of the matter. The arbitration shall commence within [**] of the date on which an arbitrator is selected. The arbitrator’s decision shall set forth a reasoned basis for any award of damages or finding of liability. The arbitrator shall not have power to award damages in excess of actual compensatory damages and shall not multiply actual damages or award punitive damages. The arbitrator shall award to the prevailing party, if any, its costs and attorneys’ fees and expenses reasonably incurred in connection with the arbitration, in accordance with Section 18.12.
18.13Prevailing Party. In any dispute resolution proceeding between the parties in connection with this Agreement, the prevailing party will be entitled to recover its reasonable attorney’s fees and costs in such proceeding, including any subsequent or related enforcement proceeding, from the other party.
18.14Reserved.
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18.15Right to Dispose and Settle. If Catalent requests in writing from Supernus direction with respect to disposal of any inventories of Product, Supernus-supplied Materials, equipment, samples or other items belonging to Supernus and is unable to obtain a response from Supernus within a reasonable period after making reasonable efforts to do so, Catalent shall be entitled in its sole discretion to (A) dispose of all such items and (B) set-off any and all amounts due to Catalent or any of its Affiliates from Supernus against any credits Supernus may hold with Catalent or any of its Affiliates.
18.16Force Majeure. Except as to payments required under this Agreement, neither party shall be liable in damages for any delay or default in such party’s performance hereunder if such default or delay is caused by events beyond such party’s reasonable control, including acts of God, law or regulation or other action or failure to act of any government or agency thereof, war or insurrection, civil commotion, any act of terrorism, destruction of production facilities or materials by earthquake, fire, flood or weather, labor disturbances, epidemic, pandemic, or failure of Catalent’s, vendors, public utilities or common carriers; provided, that the party seeking relief under this Section 18.16 shall promptly notify the other party of such cause(s) beyond such party’s reasonable control. The party that may invoke this Section 18.16 shall use commercially reasonable efforts to reinstate its ongoing obligations to the other party as soon as practicable. If the cause(s) shall continue unabated for [**], then both parties shall meet to discuss and negotiate in good faith what modifications to this Agreement should result from such cause(s). If Catalent or Supernus fails to provide adequate assurances that any delay on their part will not exceed [**] or if any such delay lasts more than [**], the non-delaying party may at its option terminate this Agreement.
18.17Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument. Any photocopy, facsimile or electronic reproduction of the executed Agreement shall constitute an original.
[Signature page follows]

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    IN WITNESS WHEREOF, the parties have caused their respective duly authorized Representatives to execute this Agreement effective as of the Effective Date.
CATALENT PHARMA SOLUTIONS, LLC     SUPERNUS PHARMACEUTICALS, INC.

By: /s/ [**]                        By: /s/ Jack Khattar

Name: [**]                        Name: Jack Khattar

Title: [**]                        Title: President & CEO

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Signature Page to Commercial Supply Agreement

ATTACHMENT A
VALIDATION SERVICES

Quotation No.: SUP-QTE-9150225, Version 00    Catalent

Section 1Executive Summary
Pursuant to this Quotation (“Quotation”), Catalent Pharma Solutions, LLC, with a business address at [**] (“Catalent”) will provide validation manufacturing and in process testing services for Supernus Pharmaceuticals (“Client”) for its drug Viloxazine [**] (“Product”) (the “Project”).
Catalent must receive this signed Quotation from Client to schedule the Project. The Project will begin once the fully-executed Quotation, Client-supplied Materials (as defined below), Product, and purchase order (if required) is received at Catalent. A signed, effective Quality Technical Agreement (“QTA”) between Client and Catalent is required prior to Initiation of any GMP activities.
Product Overview

API(s):	Viloxazine [**]
Strength(s):	[**]	Dosage Form:	[**]
Phase of Study:	[**]	Treatment of:	ADD/ADHD
GMP/ Non-GMP:	GMP	Commercially Available:	[**]

Samples, Materials, Equipment and Supplies
Client will provide to Catalent, at Client’s cost, all samples, reference materials, API, Product, Comparator Drug, materials and other Project-specific supplies in quantities sufficient to meet the requirements necessary to perform this Project (“Client-supplied Materials”). The Client-supplied Materials should arrive at the Catalent facility with all proper documentation. Client shall retain title to the Client-supplied Materials at all times and shall bear the risk of loss thereof.
If agreed between the parties, Catalent will purchase other materials, including excipients, columns, and/or non-standard or special instrumentation and equipment, required solely for this Project and invoice Client at cost plus Catalent’s customary acquisition and handling costs (excluding comparator product, which will be under a separate Quotation). Pricing for the items listed above does not include incoming freight charges, associated shipping materials, insurance charges, taxes, customs, duty or VAT charges into the country of the receiving Catalent facility, and will be invoiced to Client once respective invoices are received by Catalent.
Prices are based on utilizing Catalent-approved suppliers for materials. If materials are required to be supplied by un-approved vendors, the Client may either supply the materials from a Client-approved vendor or Catalent will audit the vendor at the Client’s cost.
Any individual testing that does not meet specifications will be charged at the nominal fee for the analysis.
Material Safety Classification
Client will provide all available Project-related safety documentation to be used for this Project. It is the responsibility of Client to inform Catalent of any additional hazard information as soon as it
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Quotation No.: SUP-QTE-9150225, Version 00    Catalent

becomes available. Client will provide Catalent with updated toxicology information regarding the Client-supplied Materials as it becomes available to Client.
Catalent will assess all vendor and Client Safety Data Sheets and all handling data for the samples and Client-supplied Materials associated with this Project per Catalent procedures under the following banding categories:

Band 1	Band 2	Band 3	Band 4
[**]	[**]	[**]	[**]
If at any time a material is classified with an OEL [**] and/or falls under the [**], the samples and Client-supplied Materials will require special handling precautions and will be subject to a hazardous material fee and a surcharge for all handling and testing directly associated with the samples and Client-supplied Materials.
Scope of Project
Catalent will manufacture [**] or [**] that will be used in the making of [**]. These batches will serve as the process validation batches and will be commercially sellable material once all associated validation activities are completed. The raw materials that will be used in this manufacturing campaign will be taken from current inventory that Supernus has procured under approved QAR’s associated with QTE-SUP-15-3456.04. Catalent will support the in-process testing dictated by the batch record. Supernus will support any in process testing driven by the validation protocol and all finished product release testing. Catalent will write all validation protocols and their associated reports.
Based on Client’s request for proposal, Catalent proposes the following:
Section 2Project Activities, Support, and Supplies
2.1Manufacturing
Equipment: Validation

Process	Batch Size	Equipment
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

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Quotation No.: SUP-QTE-9150225, Version 00    Catalent

Manufacturing and Processing Assumptions:
•Processing Time Assumptions:
•[**]
•[**]
•[**]
•[**]
Manufacturing Plan and Estimated Costs

Campaign	Batches/ Campaign	Batch Size	Campaign Description	$ Estimated
I	[**]	[**]	[**]	[**]
II	[**]	[**]	[**]	[**]
III	[**]	[**]	[**]	[**]
IV	[**]	[**]	[**]	[**]

Validation Protocol and Report [**]	[**]
Total Manufacturing	[**]
*Validation finished goods are commercially sellable pending all required approvals for commercial launch.

2.2Analytical Support
Catalent will carry out the below analytical activities in support of the project.
Scope of Work
The project will start once the fully executed proposal, materials and purchase order (if required) are received by Catalent.
Standards and Materials
It is assumed that Client will be providing any required standards to Catalent. Should Client request Catalent to source standards, the costs of the standards will be passed through to Client. For any standards that are not readily available, the Catalent/Client team will discuss and determine next
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Quotation No.: SUP-QTE-9150225, Version 00    Catalent

steps. Additional charges may apply depending on the availability and status (i.e., qualified as standard or not) of the materials.
It is assumed Catalent will use routine materials for analytical work to be performed. For any materials that are Client-specific, additional charges may apply depending on the availability and type of materials.

In-Process Testing: [**]		GMP	Total
Analytical Test	Price $/Test	# Samples	$ Estimated
Appearance	[**]	[**]	[**]
Assay by HPLC	[**]	[**]	[**]
In-Process Release Testing			[**]

In-Process Testing: [**]		GMP	Total
Analytical Test	Price $/Test	# Samples	$ Estimated
Appearance	[**]	[**]	[**]
Assay by HPLC	[**]	[**]	[**]
Dissolution (n=6)	[**]	[**]	[**]
In-Process Release Testing			[**]

Estimated Analytical Costs

Analytical Totals	$ Estimated
In-process Testing	[**]
Total Estimated Analytical	[**]
Based upon the method complexity, Catalent reserves the right to amend estimated costs. All release testing assumes one composite sample per batch. Raw material testing assumes one lot of each excipient. If there are additional lots of excipients, a QAR will be written to cover the cost of the testing. As for Apr and all raw materials, note that ID/release Is only acceptable for cGMP usage if they are delivered and have been fully tested by the Client or other third party and shipped with the manufacture certificate of analysis. If residual solvent testing is required, the raw material cGMP release testing cost will be increased
Section 3Cost Proposal
3.1Total Estimated Project Cost

Section Reference	Project Activity	Estimated Cost ($)
2.1	Manufacturing	[**]
2.2	Analytical Support	[**]
Total Estimated Project Cost		[**]

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Quotation No.: SUP-QTE-9150225, Version 00    Catalent

Catalent may revise the prices provided in this Quotation (i) if Client’s requirements or any Client-provided information is inaccurate or incomplete; (ii) if Client revises Catalent’s responsibilities or the Project specifications, instructions, procedures, assumptions, processes, test protocols, test methods or analytical requirements; (iii) for such other reasons set forth in this Quotation; or (iv) any unforeseen circumstances which affect the Project.
Any revision to this Quotation shall be set forth in a Catalent Quotation Amendment Record (“QAR”) signed by both parties. In addition, the prices provided in a Quotation are subject to annual review to address changes in inflation, increased overhead charges, and other commercially reasonable factors.
Regulatory Activities
The following regulatory activities may apply to this Quotation and will be invoiced to Client per activity.

Qualified Person (“QP”) Audit	Any accommodation and travel charges associated with a QP audit will be invoiced to Client as pass-through charges,
Government Fees and Expenses	Client shall reimburse Catalent for any payments Catalent is required to make to any regulatory authority resulting directly from Catalent’s formulation, development, manufacturing, processing, filling, packaging, storing or testing of Client’s Product or Client-supplied Materials including without limitation any payments or fees Catalent is required to make pursuant to the Generic Drug User Fee Amendments of 2012, as reauthorized in 2017.
Regulatory Filings and Inspections	Client agrees to reimburse Catalent for all other costs and expenses associated with supporting Client’s regulatory filing including preparation of commercial batch records and preparing for the Pre-Approval Inspection associated with Client’s regulatory filing at Catalent’s facility(ies).
Additional inspections	Registration and government authorities may request an inspection of the Catalent facility. Additional costs are generated by these audits that are not covered by this Quotation and will be invoiced to Client.

Catalent shall not be obligated to perform any services under this Project which would involve any countries that are targeted by the comprehensive sanctions, restrictions or embargoes administered by the United Nations, European Union, United Kingdom or United States.
Invoicing and Payments
Catalent will issue invoices for completed milestones. If a milestone includes multiple activities or batches, each activity and batch will be invoiced when completed along with any release testing costs that may be required. Stability storage and set costs are invoiced at the initiation of the Project and are non-refundable. Invoices should be emailed to Client at the invoicing address provided in writing by Client.
Payments for all invoices are due within [**] following the date of the invoice and are non-refundable. Notwithstanding any other provision of this Quotation, if at any time any payment is not
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Quotation No.: SUP-QTE-9150225, Version 00    Catalent

received by Catalent by its due date, then Catalent may, in addition to any other remedies available at equity or in law, (i) charge interest on the outstanding sum from the due date (both before and after any judgment) at [**] until paid in full (or, if less, the maximum amount permitted by Applicable Laws); (ii) suspend any further performance of the Project hereunder until such invoice is paid in full, without releasing Client from its obligations under this Quotation; (iii) require payment in advance before any further performance of the Project or making any further shipments hereunder; and/or (iv) terminate this Quotation, all without releasing Client from its obligations under this Quotation; and Client shall reimburse Catalent for all costs and expenses incurred and all non-cancellable commitments made under the Project. Failure to bill for interest due shall not be a waiver of Catalent’s right to charge interest.
Any applicable wire transfer fees must be included in the payment issued to Catalent.
Payment Remittance
Payments should be sent to:
Electronic Wire / ACH Instructions:
[**]

Expedited Services
If rush services are agreed between Client and Catalent, additional costs will be invoiced based on agreement with Client and documented on a QAR.
Cancellation and Postponement Fees
Client shall refer to the Master Agreement for Cancellation and Postponement fees.

Notification Prior to Start Date of Project	Fee (% of Total Project Cost)
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

If this Project is cancelled or postponed, in addition to the fees above, Client shall pay Catalent for (i) all Project services performed up to the date of cancellation or postponement, (ii) all costs and expenses incurred and all non-cancellable commitments made in the performance of the Project, (iii) any costs incurred to wind down and cease any ongoing Project services, and (iv) all costs for Client-specific purchases made by Catalent. Postponement of the Quotation may not exceed [**]. After the [**], Catalent may terminate the Quotation and Client shall pay Catalent the fees noted in items (i)-(iv) above.
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Quotation No.: SUP-QTE-9150225, Version 00    Catalent

Project Management
Following execution of this Quotation, Catalent will conduct the Project detailed herein under the leadership of a Project Manager (“PM”). The PM will serve as the primary point of contact for communication between Client and Catalent to ensure effective flow of information and rapid resolution of any issues. To achieve this, Catalent will establish and maintain a cohesive and highly effective Project team throughout the Project lifecycle.
PM activities include:
•Leading initial Project discussions with Client to understand Client goals and manage the strategy to meet those goals.
•Serving as the point of contact for internal and external Project communications and will conduct all planned meetings with professional agendas and minutes.
•Monitoring the Project deliverables to ensure milestones are delivered per agreed-upon timelines.
The Project status and any issues that may develop will be communicated to Client by the PM and/or Project team. Additional or non-standard PM services may include: (a) Project-specific travel and meetings (airfare and a daily per diem for travel time, food, hotel and transportation) will be passed through to Client and prices will be agreed upon in a QAR; and (b) additional or special requests (e.g., completion of Client-requested documentation or reports) will be discussed, agreed and invoiced to Client.
Upon Project completion, the PM will discuss with Client any request by Client for on-going storage of Client-supplied Materials, samples and other Project-related items, and any requests for returns or destruction of Client-supplied Materials, samples and other Project-related items, and will issue a QAR for the respective request.
Additional Project Activities and Fees
In addition to the Project services listed above, any additional activities that Client may ask Catalent to perform under this Quotation will be invoiced to Client as agreed between the parties at the following prices. All additional activities and prices will be confirmed with Client in writing (email acceptable) prior to initiation.

Quotation No.: SUP-QTE-9150225, Version 00    Catalent

Additional Activity	Description	Price per Unit
Investigations and/or Deviations	Outside of Catalent control or the scope of the Project (e.g., product failures). All required investigational services (such as OOS investigations, trouble-shooting chromatographic methods, etc.) may be conducted without prior approval from Client. No charges will be applied for any deviations or investigations that are the result of Catalent’s error.	[**]
Documentation Revisions/ Supplemental Data Requests	Client requested changes to standard Catalent documents (i.e., revisions to reports, methods, specifications, C of A, ARFs). Data mining required outside the scope of the Quotation (i.e., to support trending, historical information).	[**]
Administrative Fees	Administrative tasks such as photocopying of raw data.	[**]
Regulatory Consulting Services
Catalent provides global regulatory consulting services to assist with product development, including regulatory assistance for clinical trials involving a Comparator Drug and can provide guidance on the regulatory requirements for Comparator Drugs on a country-by-country basis, in addition to label requirements for each country in a global clinical trial. Catalent can provide a right- sized consulting solution, utilizing the most appropriate level of consultant for the services.
[**]
Technical Consulting	Technical consulting services that are requested by Client will be charged on a per-hour basis to Client, pursuant to a QAR.	[**]
Additional Requirements per a Client QTA	If additional services are required that exceed the standard Catalent practices under a Client-specific Quality Technical Agreement additional costs may be incurred.	[**]

Project Notes
•Client shall pay for all Product batches, including batches that do not conform to applicable specifications, unless all methods and processes associated with the manufacture, testing, and storage of that Product have been fully validated in accordance with generally accepted standards of the pharmaceutical industry.

•Client acknowledges that the results of experimental/development services and the outcome of pre-validated manufacturing are not predictable and agrees that Client shall pay for all services conducted and for all Product batches produced in accordance with this Quotation regardless of outcome.
Version History

Version	Date Issued	Revision Reason(s)	Author
SUP-QTE-9150225.00	February 10, 2020	Original Quote	[**]

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Quotation No.: SUP-QTE-9150225, Version 00    Catalent

Terms and Conditions
[**], this Quotation will be subject to Catalent’s Standard Terms and Conditions which are attached to this Quotation; Catalent does not accept any other terms and conditions that may be provided.
Project Approval and Authorization
By signing below, Client agrees to the Project as set forth in this Quotation and each party has caused their respective duly authorized representatives to execute this Quotation effective as of the date of last signature below:
Supernus Pharmaceuticals            Catalent Pharma Solutions, LLC

/s/ [**]                        /s/ [**]
Signature                    Signature

[**]                        [**]
Printed Name                    Printed Name

VP [**]                        [**]
Title                        Title

February 12, 2020                February 14, 2020
Date                        Date

PO Number (if required)
PO must be received by Catalent within 28 days of signed Quotation

Mail, email, or fax this completed Project Approval and Authorization page to:
[**]
Catalent Pharma Solutions
[**]
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Quotation No.: SUP-QTE-9150225, Version 00    Catalent

Catalent Standard Terms and Conditions
These Catalent Standard Terms and Conditions (“Terms and Conditions”) constitute a part of this Quotation to which they are attached (collectively, this “Quotation”), provided, that these Terms and Conditions supersede any conflicting terms and conditions set forth in this Quotation to which they are attached or any other document, including Client’s purchase orders. Catalent shall have the right to cause any of its Affiliates to perform any of its obligations hereunder; provided that Catalent shall remain liable for the performance of such Affiliates.
A.Definitions.
“Affiliate(s)” means, with respect to Client or any third party, any corporation, firm, partnership or other entity that controls, is controlled by or is under common control with such entity; and with respect to Catalent, “Affiliate(s)” means Catalent, Inc., and any corporation, firm, partnership or other entity controlled by Catalent, Inc. For the purposes of this definition, “control” means the ownership of at least fifty percent (50%) of the voting share capital of an entity or any other comparable equity or ownership interest.
“Applicable Laws” means, with respect to Client, all laws, ordinances, rules and regulations, currently in effect or enacted or promulgated during the term of this Quotation, and as amended from time to time, of each jurisdiction in which Client-supplied Materials and Product are produced, marketed, distributed, used or sold; and with respect to Catalent, all laws, ordinances, rules and regulations, currently in effect or enacted or promulgated during the term of this Quotation, and as amended from time to time, of each jurisdiction in which Catalent performs the Project; provided that cGMP shall not constitute Applicable Laws except to the extent expressly stated in the applicable Quotation.
“Client-supplied Materials” means any materials to be supplied by or on behalf of Client to Catalent for use in the Project, including but not limited to, API, any client trial materials, Product, reference materials, and any Comparator Drug supplied by Client or procured by Catalent at the direction of Client.
“Comparator Drug” means any investigational or marketed product or placebo which is used as a reference in a clinical trial.
“Product” means the pharmaceutical product, which is the subject of the Project pursuant to this Quotation.
“Project” means the services performed by Catalent for Client under this Quotation.
B.Changes. Catalent may revise the prices provided in this Quotation (i) if Client’s requirements or any Client-provided information is inaccurate or incomplete; (ii) if Client revises Catalent’s responsibilities or the Project specifications, instructions, procedures, assumptions, processes, test protocols, test methods or analytical requirements; (iii) for such other reasons set forth in this Quotation; or (iv) any unforeseen circumstances which affect the Project. Any revision to this Quotation shall be set forth in a Quotation Amendment Record (“QAR”) signed by both parties in accordance with Article R. In addition, the prices provided in this Quotation are subject to annual review to address changes in inflation, increased overhead charges, and other commercially reasonable factors.

Quotation No.: SUP-QTE-9150225, Version 00    Catalent

C.Client Obligations. Client grants Catalent full authority to use any Client-supplied Materials and Product for purposes of the Project. Unless otherwise agreed to by the parties in writing, Client is solely responsible at its cost and expense to (i) provide complete and accurate scientific data regarding the Project; (ii) deliver to Catalent all Client-supplied Materials and Product in quantities and quality sufficient to meet the requirements of the Project within timelines consistent with the Project, and provide a Safety Data Sheet as required; (iii) prepare all submissions to regulatory authorities and obtain Catalent’s prior written consent (which will not be unreasonably withheld) before identifying Catalent in such regulatory submissions; (iv) if applicable, review and approve all in-process and finished Product test results to ensure conformity of such results with the Product specifications, regardless of which party is responsible for finished Product release; and (v) perform such other obligations of Client set forth in this Quotation. Client shall retain title to Client-supplied Materials at all times and shall bear the risk of loss thereof.
D.Delivery. (i) Catalent shall deliver all Product, Comparator Drug and other materials the subject of the [**]. To the extent not already held by Client, title shall pass to Client upon such tender of delivery. When Catalent provides storage under the Project, title and risk of loss shall pass to Client upon transfer to storage. (ii) In the event Catalent arranges shipping or performs similar loading and/or logistics under the Project for Client at Client’s request, such loading and/or logistics are performed by Catalent at Client’s expense and on Client’s behalf as a convenience to Client only and does not alter subsection (i) herein.
E.Invoices and Payments. Catalent will Invoice Client as set forth in this Quotation. Payments for all invoices are due within [**] following the date of the invoice and are non-refundable. Payment for Comparator Drug is as set forth in the terms of the Quotation. Notwithstanding any other provision of this Quotation, if at any time any payment is not received by Catalent by its due date, then Catalent may, in addition to any other remedies available at equity or in law, (I) charge interest on the outstanding sum from the due date (both before and after any judgment) at [**] until paid in full (or, if less, the maximum amount permitted by Applicable Laws); (ii) suspend any further performance of the Project hereunder until such invoice is paid in full, without releasing Client from its obligations under this Quotation; (iii) require payment in advance before any further performance of the Project or making any further shipments hereunder; and/or (iv) terminate this Quotation, all without releasing Client from its obligations under this Quotation; and Client shall reimburse Catalent for all costs and expenses incurred and all non-cancellable commitments made under the Project. Failure to bill for interest due shall not be a waiver of Catalent’s right to charge interest.
F.Taxes. All sales, use, gross receipts, compensating, value-added or other taxes, duties, licenses or fees (excluding Catalent’s net income and franchise taxes) assessed by any tax jurisdiction for Client-supplied Materials and Product arising from the Project are the responsibility of Client, whether paid by Catalent or Client.
G.Regulatory Compliance. Catalent shall obtain and maintain all permits and licenses with respect to general facility operations in the jurisdiction in which Catalent performs the Project. Client shall be responsible at its cost to obtain and maintain all other regulatory approvals, authorizations, certifications and permits relating to Product and Client-supplied Materials, including without limitation, those relating to the import, export, use, distribution and sale of Product and Client-supplied Materials. Client shall reimburse Catalent for any payments Catalent is required to make to any regulatory or governmental authority pursuant to Applicable Laws resulting directly from
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Quotation No.: SUP-QTE-9150225, Version 00    Catalent

Catalent’s formulation, development, manufacturing, processing, filling, packaging, storing or testing of Client’s Product or Client-supplied Materials. Catalent shall not be obligated to perform any services under the Project which would involve any countries that are targeted by the comprehensive sanctions, restrictions or embargoes administered by the United Nations, European Union, United Kingdom or United States.
H.Audits. Client may conduct one quality assurance facility audit [**], at reasonable times during regular business hours. Additional audits will be invoiced separately at the current rate for such audit unless such audit is for a material quality or compliance issue concerning the Project.
I.Regulatory Inspections. Catalent will promptly notify Client of any regulatory inspections directly relating to the Project. Client shall reimburse Catalent for reasonable and documented costs associated with such regulatory inspections.
J.Confidentiality. All information disclosed by a party in connection with this Quotation shall be confidential information, unless such information is (i) already known to the receiving party, on a non-confidential basis, as evidenced by written records; (ii) independently developed or discovered by the receiving party without the use of the disclosing party’s confidential information, as evidenced by written records; (iii) in the public domain, other than through the fault of the receiving party; or (iv) disclosed to the receiving party by a third party not in breach of a duty of confidentiality owed to the disclosing party. Neither party shall, without the other party’s prior written consent, use the confidential information of the other party or disclose such information except (a) to provide to employees of the receiving party or its Affiliates who require such information to perform such party’s obligations under this Quotation, or (b) as required to be disclosed by law or regulation; provided that the receiving party first gives prompt written notice thereof to the disclosing party. This undertaking shall survive for [**] following the date of this Quotation.
K.Intellectual Property. For purposes hereof, “Background IP” means all intellectual property and embodiments thereof owned by or licensed to Client or Catalent, respectively, as of the date hereof, or developed by Client or Catalent, respectively, other than in connection with the Project; “Invention” means any intellectual property developed by either party in connection with the Project; “Client Inventions” means any Invention that relates exclusively to the Client Background IP or Client’s patented or proprietary API, as applicable; and “Catalent Inventions” means any Invention, other than a Client Invention, that relates exclusively to the Catalent Background IP or relates to developing, formulating, manufacturing, filling, processing, packaging, analyzing or testing pharmaceutical products. All Client Background IP and Client Inventions shall be owned solely by Client and no right therein is granted to Catalent under this Quotation except as necessary for use in performing the Project. All Catalent Background IP and Catalent Inventions shall be owned solely by Catalent and no right therein is granted to Client under this Quotation. The parties shall cooperate to achieve the allocation of rights to Inventions anticipated herein and each party shall be solely responsible for costs associated with the protection of its intellectual property.
L.Client Warranties. Client is solely responsible at its cost and expense to (I) provide complete and accurate scientific data regarding the Project; and (ii) hold, use and/or dispose of Client-supplied Materials and Product provided by Catalent in accordance with Applicable Laws. Client warrants that no transactions or dealings under this Quotation shall be conducted with or for an individual or entity
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that is designated as the target of any sanctions, restrictions or embargoes administered by the United Nations, European Union, United Kingdom or the United States of America.
M.Catalent Warranties. Catalent will perform the Project in accordance with the written specifications and Project instructions expressly set forth or referenced in this Quotation. Catalent warrants that no transactions or dealings under this Quotation shall be conducted with or for an individual or entity that is designated as the target of any sanctions, restrictions or embargoes administered by the United Nations, European Union, United Kingdom or the United States of America. THE WARRANTIES SET FORTH IN THIS ARTICLE ARE THE SOLE AND EXCLUSIVE WARRANTIES MADE BY CATALENT TO CLIENT, AND CATALENT MAKES NO OTHER REPRESENTATIONS, WARRANTIES OR GUARANTEES OF ANY KIND WHATSOEVER, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE.
N.Indemnification. Client will indemnify, defend and hold harmless Catalent, its Affiliates and their respective directors, officers, employees and agents from and against any third-party claim arising directly or indirectly from (i) the manufacture, promotion, marketing, distribution or sale of, or use of or exposure to, the Product and Client-supplied Materials that are the subject of the Project, including Product liability and strict liability, (Ii) the [**] of Client, (iii) the breach of its representations, warranties or obligations set out in this Quotation by Client, or (iv) any actual or alleged infringement of any third-party intellectual property arising out of the use of Client information, Product and Client-supplied Materials; in each case, including but not limited to costs associated with responding to subpoenas and giving testimony relating to disputes between Client and third parties. Catalent will indemnify, defend and hold harmless Client, its Affiliates and their respective directors, officers, employees and agents from and against any third-party claim arising directly or indirectly from the negligence or willful misconduct of Catalent or the breach of Its representations, warranties or obligations set out in this Quotation by Catalent.
O.Limitations of Liability. CATALENT’S TOTAL LIABILITY UNDER THIS QUOTATION OR QAR SHALL IN NO EVENT EXCEED THE [**], RESPECTIVELY (BUT [**].
CATALENT SHALL HAVE NO LIABILITY UNDER THIS QUOTATION OR QAR FOR ANY AND ALL CLAIMS FOR [**].
NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES OR LOSS OF REVENUES OR PROFITS (WHETHER DIRECT OR INDIRECT) OR LOSS OF DATA, ARISING OUT OF PERFORMANCE UNDER THIS QUOTATION OR QAR, WHETHER IN CONTRACT OR IN TORT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
P.Insurance. Each party shall, at its own cost and expense, obtain and maintain in full force and effect during the term of this Quotation the following: (i) [**] with a per-occurrence limit of not less than [**]; (ii) Products and Completed Operations Liability Insurance with a per-occurrence limit of not less than [**]; and (iii) [**] with statutory limits and [**] with limits of not less than [**] per accident. Client shall maintain [**], in an amount equal to the [**]. Each party shall be named as an additional insured within the other party’s products liability insurance policies; provided that such
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additional insured status will apply solely to the extent of the insured party’s indemnity obligations under this Quotation and obtain a waiver of subrogation clause from its property insurance carriers in favor of the other party.
Q.Termination. Either party may terminate this Quotation Immediately without further action if (i) the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver, administrative receiver, trustee or administrator, or makes an assignment for the benefit of creditors, or suffers or permits the entry of any order adjudicating it to be bankrupt or insolvent and such order is not discharged within [**], or takes any equivalent or similar action in consequence of debt in any jurisdiction; or (ii) notwithstanding Article E, the other party materially breaches any of the provisions of this Quotation, and such breach is not cured within [**] after the giving of written notice requiring the breach to be remedied.
R.Amendment and Precedence. This Quotation constitutes the entire understanding between the parties, and supersedes any contracts, agreements or understandings (oral or written) of the parties, with respect to the Project. No term of this Quotation may be amended except upon written agreement signed by both parties.
S.No Waiver. Failure by either party to insist upon strict compliance with any term of this Quotation in any one or more instances will not be deemed to be a waiver of its rights to insist upon such strict compliance with respect to any subsequent failure.
T.Independent Contractor. The relationship of the parties is that of independent contractors and not of joint venturers, co-partners, employer/employee or principal/agent.
U.No Third-Party Beneficiaries. This Quotation shall not confer any rights or remedies upon any person or entity other than the parties named herein and their respective successors and permitted assigns.
V.Governing Law and Dispute Resolution. This Quotation shall be governed by and construed under the laws of the State of New York, USA, excluding its conflict of law provisions. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Quotation. If a dispute arises between the parties in connection with this Quotation, the respective senior executives of Catalent and Client shall first attempt to resolve the dispute. If such executives cannot resolve the dispute, such dispute shall be resolved in the English language, in New York by binding arbitration in accordance with the then existing commercial arbitration rules of The CPR Institute for Conflict and Dispute Resolution, New York, NY.
W.Publicity. Neither party will make any press release or other public disclosure regarding this Quotation or the transactions contemplated hereby without the other party’s express prior written consent, except as required by Applicable Laws, by any governmental agency or by the rules of any stock exchange on which the securities of the disclosing party are listed, in which case the party required to make the press release or public disclosure shall use commercially reasonable efforts to obtain the approval of the other party prior to issuing the press release or public disclosure.
X.Right to Dispose and Settle. If Catalent requests in writing from Client direction with respect to disposal of any inventories of Client-supplied Materials, Product, samples or other items belonging
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to Client and is unable to obtain a response from Client within a reasonable time period after making reasonable efforts to do so, Catalent may in its sole discretion (i) dispose of all such items and (ii) set-off any and all amounts due to Catalent or any of Its Affiliates from Client against any credits Client may hold with Catalent or any of its Affiliates.
Y.Force Majeure. Except as to payments required under this Quotation, neither party will be liable for any failure to perform or for delay in performance resulting from any cause beyond its reasonable control, including without limitation, acts of God, fires, earthquakes, floods or weather, strikes or lockouts, factory shutdowns, embargoes, wars, armed hostilities, terrorist events, riots, or shortages in transportation. If the cause continues unabated for [**], then both parties shall meet to discuss and negotiate in good faith what modifications to this Quotation should result from such cause.
Z.Survival. Subject to execution, the rights and obligations of Client and Catalent in [**] of these Terms and Conditions shall survive termination or expiration of this Quotation.

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ATTACHMENT B
SPECIFICATIONS
I.Supernus-supplied Materials (and associated specifications)
II.Product Specifications (including Batch size)
III.Raw Materials (and associated specifications)

ATTACHMENT C
UNIT PRICING AND ADDITIONAL FEES

ATTACHMENT D
LONG LEAD TIME ITEMS